Exhibit 1.1

Date:	March 16, 2018

To:	Agree Realty Corporation

70 E. Long Lake Road

Bloomfield Hills, Michigan 48304

From:	Citibank, N.A.

390 Greenwich Street

New York, NY 10013

Attn: Adam Muchnick

Telephone: (212) 723-3850

Email: adam.muchnick@citi.com

Re: Amendment to Registered Forward Transaction

Ladies and Gentlemen:

The purpose of this letter agreement (the “Amendment”) is to amend certain terms and conditions of the letter agreement between Citibank, N.A. (“Dealer”) and Agree Realty Corporation (“Counterparty”), dated as of March 13, 2018 (the “Confirmation”), as provided below. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Confirmation.

1.	The “General Terms” section of the Confirmation is hereby amended as follows:

(a)	Subject to Section 2(v) of this Amendment, the reference to “3,000,000 Shares” in the “Number of Shares” definition shall be replaced by “3,450,000 Shares”.

(b)	The definition of “Forward Price” shall be amended by inserting the following at the end of clause (b): “; provided, further, that in respect of any Borrowed Additional Shares (as defined in the Underwriting Agreement), the Forward Price shall be adjusted by the Calculation Agent at the Date of Delivery for such Borrowed Additional Shares to account for the fact that the application of the Daily Rate under this clause (b) shall not apply prior to such Date of Delivery with respect to the related Additional Number of Shares.”

(c)	The following definitions are added after the definition of “Forward Price”:

Additional Number of Shares:	The Borrowed Additional Shares (as defined in the Underwriting Agreement) that the Underwriters (as defined in the Underwriting Agreement) have purchased from Dealer, or its affiliate, as forward seller, pursuant to Section 1 of the Underwriting Agreement.

Date of Delivery:	The time of purchase of the Additional Number of Shares as determined under the Underwriting Agreement.

2.	The effectiveness of this Amendment on the Date of Delivery shall be subject to the satisfaction or waiver by Dealer of the following conditions: (i) the condition that the representations and warranties of Counterparty contained in the Underwriting Agreement and any certificate delivered pursuant thereto by Counterparty are true and correct as of the Date of Delivery as if made on the Date of Delivery, (ii) the condition that Counterparty has performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to the Date of Delivery, (iii) all of the conditions set forth or referenced in Section 8 of the Underwriting Agreement, (iv) the Underwriting Agreement remains in effect and has not terminated pursuant to Section 10 of the Underwriting Agreement, and (v) the condition that, as determined by Dealer in good faith and a commercially reasonable manner, neither of the following has occurred: (A) Dealer is unable to borrow and deliver for sale a number of Shares equal to the Additional Number of Shares, or (B) in Dealer’s commercially reasonable judgment either it is impracticable to do so or Dealer would incur a stock loan cost (excluding, for the avoidance of doubt, the federal funds rate component payable by the relevant stock lender to the Dealer) of more than a rate equal to 200 basis points per annum to do so (in which event the Confirmation shall be effective but the Additional Number of Shares for this Transaction shall be the number of Shares Dealer is required to deliver in accordance with Section 2 of the Underwriting Agreement and the number referenced in Section 1(a) of this Amendment shall be reduced accordingly).

3.	Each party hereby reaffirms on the date hereof the representations contained or incorporated by reference in the Confirmation (with any references therein to the “Trade Date” deemed references to the date of this Amendment).

4.	The Confirmation, this Amendment and any provisions of the Underwriting Agreement referred to herein and therein constitute the entire agreement and understanding of the parties with respect to their subject matter and terms of the Transaction and supersede all prior or contemporaneous written and oral communication with respect thereto. No amendment, modification or waiver in respect of this Amendment will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties. This Amendment may be executed in counterparts (including by facsimile transmission), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

5.	The Confirmation, as modified herein, shall continue in full force and effect. All references to the Confirmation in the Confirmation or any document related thereto shall for all purposes constitute references to the Confirmation as amended hereby.

6.	This Amendment and any claim, controversy or dispute arising under or relating to this Amendment shall be governed by the laws of the State of New York without reference to the conflict of laws provisions thereof. The parties hereto irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the United States Court for the Southern District of New York in connection with all matters relating hereto and waive any objection to the laying of venue in, and any claim of inconvenient forum with respect to, these courts.

[Signature Page Follows]

Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Amendment enclosed for that purpose and returning it to us.

Yours sincerely,

CITIBANK, N.A.

By:	/s/ James Heathcote
Name:	James Heathcote
Title:	Authorized Signatory

[Signature Page to Amendment to Citi

Registered Forward Transaction

Confirmation]

Confirmed as of the date first above written:

AGREE REALTY CORPORATION

By:	/s/ Clayton Thelen
Name:	Clayton Thelen
Title:	CFO

[Signature Page to Amendment to Citi

Registered Forward Transaction

Confirmation]